EXHIBIT 10.30

AGREEMENT FOR CONSULTING SERVICES

This Agreement for Consulting Services (the "Agreement") is made as of the 27th day of December, 2001, by and between David A. Mason ("Mason") and Moto Photo, Inc. ("Moto"). This Agreement is based on the following understandings:

a. Mason has been a director of Moto since 1983 and was its Executive Vice President and Chief Financial Officer from December 1983 through September 2001.

b. Mason will retire as an employee of Moto on December 31, 2001. Because of his intimate knowledge of Moto and his contacts in the photofinishing industry, Moto wishes to retain Mason as a consultant on an ongoing basis.

c. Mason is willing to serve as a consultant to Moto.

Accordingly, the parties agree as follows:

1. Term. The term ("the Term") of this Agreement shall begin January 1, 2002 and shall continue through December 2006, unless it is sooner terminated in accordance with its provisions.

2. Consulting Duties. During the Term, Mason shall make himself available to Moto senior executives for consulting on issues concerning Moto, the photofinishing industry, financing, such other subjects as Moto executives may feel advisable, and for introduction of Moto senior executives to contacts in the franchising and photofinishing industries.

3. Consulting Fees. As consideration for performing the duties set forth in Section 2 of this Agreement, during the Term Moto shall pay Mason One Thousand One Hundred Thirty-three Dollars and Thirty-three Cents ($1,133.33) on the fifteenth day of each month, commencing January 15, 2002. On the fifteenth day of each month during the Term, Moto shall also pay Mason an amount equal to seven and one-half percent (7.5%) of the consulting fees paid on that date.

4. Director Fees. Mason shall receive no additional cash compensation for serving as a member of the Board of Directors of Moto. Should Mason elect to participate in the plan under which Moto offers stock to its non-employee directors in lieu of cash compensation, Moto shall deduct from the fees due Mason pursuant to Section 2 of this Agreement the cash fee that a director not participating in the plan would have received.

5. Office and Clerical Support. During the Term, Moto shall, to the extent it has space available at its headquarters, maintain an office for Mason and provide him with a telephone, computer, and the use of a fax machine in the performance of his duties under this Agreement.

6. Expenses. Moto shall reimburse Mason for his actual and reasonable travel and business-related entertainment expenses, subject to Moto policy, incurred in connection with travel that that has been approved in advance by Moto's Chief Executive Officer or Chief Financial Officer. In addition, in accordance with Moto policy, Moto shall reimburse Mason for travel and related expenses incurred in connection with his travel to meetings of the Board of Directors of Moto. Except as specifically set forth in this Agreement, Moto shall have no obligation to pay any other expenses for Mason.

7. Death or Incapacity. In the event of Mason's death or incapacity such that he is unable to perform his obligations under this Agreement, this Agreement shall terminate immediately.

8. Independent Contractor. Mason shall for all purposes be considered an independent contractor and shall not, in his performance of his obligations under this Agreement, hold himself out as an employee of Moto. He shall have no authority to bind Moto and shall not hold himself out as having the authority to bind Moto. As an independent contractor, Mason shall be responsible for all taxes and related expenses relating to his performance under this Agreement except as otherwise provided in this Agreement.

9. Covenants.

9.1 Mason acknowledges that he will have access to confidential and proprietary information belonging to Moto ("the Information") and/or its franchises, the disclosure of which would injure Moto and/or its franchisees. The Information may be written, verbal, or in electronic form. Mason shall at all times treat the Information as confidential and shall use all reasonable efforts to maintain the Information as secret and confidential. Except as may be necessary in connection with his performance under this Agreement, Mason shall not at any time copy, duplicate, record, or otherwise reproduce the Information, in whole or in part. Mason shall not make the Information available in any manner whatsoever to any unauthorized person. Mason shall keep no copy of any Information provided to him and shall return all written and electronic forms of Information to Moto upon termination of this Agreement, except as Mason may need in the performance of his duties as a director of Moto and/or to comply with any requirement of law.

9.2 Mason shall not, during the term of this Agreement or thereafter, communicate, divulge, or use for the benefit of himself or of any other person, persons, partnership, association, or corporation any of the Information which may be communicated to Mason or of which Mason may be apprised, by virtue of his performance under this Agreement. Any and all Information shall be deemed confidential for purposes of this Agreement, except information which Mason can demonstrate came to his attention prior to its disclosure by Moto or which, at or after the time of disclosure by Moto to Mason, had become or becomes publicly known by way of publication or communication by others.

9.3 Mason acknowledges that Moto's activities are international in scope. Mason therefore covenants that, during the Term of this Agreement and for a period of two (2) years following the Term, Mason will not, directly or indirectly, engage or be interested (as principal, agent, manager, employee, consultant, owner, partner, officer, director, stockholder, trustee or otherwise) in any entity engaged in a business which (a) competes in a material manner with Moto and/or any Moto franchisee within a three mile radius of any business location of Moto or any of its subsidiaries, affiliates, or franchisees, (b) which, on a national or regional basis, is a major competitor of Moto and/or its franchisees, and/or (c) which offers a photofinishing or portraiture franchise. This Section 9.3 shall not apply to ownership by Mason of less than two percent (2%) of the outstanding voting stock of any publicly-held corporation, or of any interest in a MotoPhoto(R) franchise.

9.3.1 Notwithstanding the provisions of Section 9.3, if Moto fails, for a period of six (6) months, to pay Mason the compensation due under Section 3 of this Agreement, to pay the amounts due under Sections 1 and/or 2 of the Compensation Agreement for Past Services ("the Compensation Agreement") between Moto and Mason of even date with this Agreement, and/or to pay the health insurance premiums as set forth in Section 3 of the Compensation Agreement, Mason shall have the right to terminate this Agreement upon ten days written notice to Moto but shall then have no further rights under this Agreement except for the right to collect compensation earned before the date of termination of this Agreement. In such case, the post-termination period of the covenant against competition set forth in Section 9.3 shall apply for only one (1) year after this Agreement terminates unless Moto shall have cured the default before this Agreement terminates.

9.4 Mason acknowledges that his breach of any of the terms of this Section 9 will cause Moto and/or its franchisees irreparable injury for which no adequate remedy at law may be available. Accordingly, Mason consents to the issuance of an injunction, without the posting of a bond by Moto, prohibiting any conduct by Mason in violation of the terms of this Section 9 and/or any other equitable remedy from a court of competent jurisdiction as may be necessary or appropriate to prevent or curtail any such breach, threatened or actual. Mason submits to personal jurisdiction of the Common Pleas Court of Montgomery County, Ohio. These equitable remedies are in addition to and without prejudice to such other rights as Moto may have at law or in equity.

10. Arbitration. Except as may otherwise be provided in this Agreement with respect to Moto's right to seek injunctive relief, all disputes between the parties arising out of or related to this Agreement, and/or the making performance, breach, interpretation, or termination of this Agreement, shall be finally settled by arbitration pursuant to the then-prevailing commercial Arbitration Rules of the American Arbitration Association or any successor to the American Arbitration Association. Any award of the arbitrator(s) shall be in writing. The prevailing party shall be entitled to recover its expenses, including reasonable attorneys' fees, in addition to any other relief to which it is found entitled. All arbitration proceedings shall take place in Dayton, Ohio. The arbitration award shall be binding upon the parties and may be entered and enforced in any court of competent jurisdiction.

11. Entire Agreement; Modification. This Agreement represents the entire agreement of the parties concerning its subject matter, no other representations having induced the parties to enter into it. The parties acknowledge that the terms of compensation approved for Mason by Moto's Board of Directors have been modified within the parameters established by the Board and that this Agreement supersedes any prior understandings between the parties concerning its subject matter. No waiver, amendment or modification of any provision of this Agreement will be effective unless it is in writing and signed by the party against whom such waiver, amendment or modification is sought to be enforced.

12. Captions. All captions in this Agreement are intended solely for the convenience of the parties and shall not be construed to affect the meaning or construction of any provision of this Agreement.

13. Counterparts. This Agreement may be executed in multiple copies, each of which shall be deemed an original document, and all of which, taken together, shall constitute one and the same instrument.

14. Notices: All notices required or permitted under this Agreement shall be in writing and shall be delivered personally, or by courier, or mailed certified mail, return receipt requested, to the respective parties at the addresses set forth below or at such other address as such party shall specify to the other party in writing:

If to Moto: Chief Executive Officer

Moto Photo, Inc.

4444 Lake Center Drive

Dayton, Ohio 45426

If to Mason: David A. Mason

19396 N. 86th Drive

Peoria, Arizona 85382

Notices shall be deemed to have been received as follows, regardless of whether delivery is refused: by personal delivery--at the time of delivery; by courier--on the date scheduled for delivery according to the written instructions given to the courier; and by certified mail--three days after the date of mailing.

15. Choice of Law. This Agreement shall take effect upon its execution by Moto in Dayton, Ohio, and shall be governed by and construed in accordance with the substantive laws of the State of Ohio, without reference to Ohio's choice of law or conflicts of laws provisions.

16. Facsimile Signatures. Any signature transmitted by or on behalf of the signing party by facsimile transmission shall be as binding as if the signature were original.

The parties have executed this Agreement as of the date first set forth above.

"Mason"

David A. Mason

(Signatures continued on next page)

"MOTO"

MOTO PHOTO, INC.

By

Name: Linda Kramer

Title: Vice President - Human Resources